Exhibit 99.1

IAC REPORTS Q4 2019 – FULL YEAR REVENUE INCREASES TO $4.8 BILLION

NEW YORK— February 5, 2020—IAC (NASDAQ: IAC) released its fourth quarter results today and separately posted a letter to shareholders from IAC CEO Joey Levin on the Investor Relations section of its website at www.iac.com/Investors.

IAC SUMMARY RESULTS
($ in millions except per share amounts)

	Q4 2019	Q4 2018	Growth	FY 2019	FY 2018	Growth
Revenue	$1,217.7	$1,104.1	10%	$4,757.1	$4,262.9	12%
Operating income	161.3	133.9	20%	581.3	565.1	3%
Net earnings	100.4	191.8	-48%	431.1	627.0	-31%
GAAP Diluted EPS	1.05	2.04	-49%	4.50	6.59	-32%
Adjusted EBITDA	271.0	268.0	1%	986.7	988.8	0%
See reconciliations of GAAP to non-GAAP measures beginning on page 13.

Q4 2019 HIGHLIGHTS

•	IAC and Match Group entered into an agreement on December 19, 2019 providing for the full separation of Match Group from the remaining businesses of IAC. The transaction is expected to close in the second quarter of 2020.

•	IAC entered into an agreement on December 20, 2019 to acquire Care.com for $15.00 per share in an all-cash transaction representing approximately $500 million of enterprise value. The transaction is expected to close in the first quarter of 2020.

•	Match Group revenue increased 20% to $547.2 million and Average Subscribers increased 19% to 9.8 million. Tinder Average Subscribers increased 36% to 5.9 million and full year Tinder Direct revenue increased 43% to $1.2 billion.

•	ANGI Homeservices revenue increased 15% to $321.5 million and Pro Forma Revenue increased 19%.

o	Marketplace service requests increased 15% year-over-year to 6.1 million (27.4 million for the full year 2019) and Marketplace and Advertising paying service professionals totaled 257,000 at the end of Q4 2019.

o	Pro Forma Revenue in Q4 2018 excludes deferred revenue write-offs in connection with the Angie’s List transaction and Handy acquisition, and revenue from Felix, which was sold on December 31, 2018.

•	Vimeo revenue increased 23% to $54.6 million due primarily to 30% subscriber growth to over 1.2 million (including Magisto which was acquired on May 28, 2019).

•	Dotdash revenue increased 39% to $55.6 million. Operating income increased 29% to $15.3 million and Adjusted EBITDA increased 37% to $17.1 million.

•	Mosaic Group revenue increased 16% to $52.4 million, comprising 45% of total Applications revenue in the quarter. Total Applications operating income was $28.1 million and Adjusted EBITDA was $23.1 million.

•	Full year 2019 net cash provided by operations was $937.9 million and Free Cash Flow was $801.3 million.

DISCUSSION OF FINANCIAL AND OPERATING RESULTS

($ in millions, rounding differences may occur)	Q4 2019	Q4 2018	Growth
Revenue
Match Group	$547.2	$457.3	20%
ANGI Homeservices	321.5	279.0	15%
Vimeo	54.6	44.2	23%
Dotdash	55.6	40.2	39%
Applications	116.9	153.3	-24%
Emerging & Other	122.0	130.2	-6%
Inter-segment eliminations	(0.1)	(0.1)	25%
	$1,217.7	$1,104.1	10%
Operating Income (Loss)
Match Group	$180.2	$151.0	19%
ANGI Homeservices	6.2	17.9	-66%
Vimeo	(11.4)	(10.1)	-13%
Dotdash	15.3	11.8	29%
Applications	28.1	3.3	765%
Emerging & Other	(6.9)	6.5	NM
Corporate	(50.2)	(46.5)	-8%
	$161.3	$133.9	20%
Adjusted EBITDA
Match Group	$214.7	$175.6	22%
ANGI Homeservices	54.8	66.2	-17%
Vimeo	(8.1)	(8.4)	3%
Dotdash	17.1	12.5	37%
Applications	23.1	34.7	-33%
Emerging & Other	(2.6)	7.4	NM
Corporate	(27.9)	(20.0)	-40%
	$271.0	$268.0	1%

Match Group

Please refer to the Match Group Q4 2019 earnings release and the related investor presentation referenced therein for further detail.

ANGI Homeservices

Please refer to the ANGI Homeservices Q4 2019 earnings release and the IAC Q4 2019 shareholder letter for further detail.

Vimeo

•	Revenue increased 23% to $54.6 million driven by 36% higher Platform Revenue, partially offset by the sale of the hardware business in Q1 2019.

o	Platform Revenue growth was due to:

▪	a 30% increase in ending subscribers to over 1.2 million (including the addition of subscribers from Magisto, which was acquired on May 28, 2019). Ending subscribers increased 8% year-over-year excluding Magisto

▪	a 6% increase in average revenue per subscriber

•	Operating loss increased $1.3 million to $11.4 million due to $1.7 million higher amortization of intangibles, partially offset by Adjusted EBITDA losses decreasing $0.3 million to $8.1 million.

Dotdash

•	Revenue increased 39% to $55.6 million due to 32% higher Display Advertising revenue and 63% higher Performance Marketing revenue.

•	Operating income increased 29% to $15.3 million due primarily to Adjusted EBITDA increasing 37% to $17.1 million.

Applications

•	Revenue decreased 24% to $116.9 million due to a 40% decrease at Desktop, partially offset by a 16% increase at Mosaic Group.

o	Mosaic Group revenue growth was due to subscribers increasing 8% to 3.6 million and a full quarter of Teltech which was acquired in Q4 2018

o	The decrease in Desktop revenue was driven by lower direct-to-consumer marketing queries and continued business-to-business partnerships declines

•	Operating income increased $24.9 million to $28.1 million due primarily to a $27.7 million intangible asset impairment charge in Q4 2018 and a change of $7.9 million (income of $6.7 million in Q4 2019 compared to expense of $1.1 million in Q4 2018) in the expected amount of contingent consideration to be paid in connection with a previous acquisition, partially offset by Adjusted EBITDA declining $11.6 million to $23.1 million.

Emerging & Other

•	Revenue decreased 6% to $122.0 million due primarily to the sales of Electus, CityGrid and Dictionary.com in Q4 2018 and lower IAC Films revenue, partially offset by higher revenue from Ask Media Group.

•	Operating loss of $6.9 million and Adjusted EBITDA loss of $2.6 million in Q4 2019 were impacted by:

o	Lower margins at Ask Media Group

o	Higher losses at Bluecrew and College Humor Media (including severance of $2.1 million)

o	The above-mentioned sales of businesses in Q4 2018

o	$1.7 million of transaction costs in connection with the Care.com acquisition

Corporate

Operating loss increased $3.8 million driven primarily by higher Adjusted EBITDA losses, including $6.9 million in costs related to the separation of Match Group from IAC, partially offset by a $4.1 million decrease in stock-based compensation expense due primarily to a decrease in a mark-to-market adjustment and a net decrease in the modification of certain awards in Q4 2019 compared to Q4 2018, partially offset by the issuance of new equity awards since 2018.

Income Taxes

The Company recorded an income tax provision of $12.8 million in Q4 2019 for an effective tax rate of 9%, lower than the statutory rate of 21% due primarily to research credits, the realization of a capital loss carryforward and excess tax benefits generated by the exercise and vesting of stock-based awards. The Company recorded an income tax provision of $19.7 million in Q4 2018 for an effective income tax rate of 8%, lower than the statutory rate of 21% due primarily to excess tax benefits generated by the exercise and vesting of stock-based awards.

Free Cash Flow

For the twelve months ended December 31, 2019, Free Cash Flow decreased $101.2 million to $801.3 million due primarily to higher capital expenditures and unfavorable working capital.

	Twelve Months Ended December 31,
($ in millions, rounding differences may occur)	2019	2018
Net cash provided by operating activities	$937.9	$988.1
Capital expenditures	(136.7)	(85.6)
Free Cash Flow	$801.3	$902.5

CONFERENCE CALL

IAC executives will participate in the ANGI Homeservices quarterly conference call to answer questions regarding IAC on Thursday, February 6, 2020, at 8:30 a.m. Eastern Time. This call will include the disclosure of certain information, including forward-looking information, which may be material to an investor’s understanding of IAC’s business. The live audiocast will be open to the public at www.iac.com/Investors or ir.angihomeservices.com.

LIQUIDITY AND CAPITAL RESOURCES

As of December 31, 2019:

•	IAC had 84.7 million common and Class B common shares outstanding.

•	On a consolidated basis, the Company had $3.2 billion in cash and cash equivalents and marketable securities, of which IAC held $2.3 billion, Match Group held $465.7 million and ANGI Homeservices held $390.6 million.

•	On a consolidated basis, the Company had $3.5 billion in long-term debt, of which IAC had $1.7 billion, Match Group had $1.6 billion and ANGI Homeservices had $247.5 million.

•	IAC has a $250 million revolving credit facility, Match Group has a $500 million revolving credit facility and ANGI Homeservices has a $250 million revolving credit facility. The IAC, Match Group and ANGI Homeservices credit facilities had no borrowings as of December 31, 2019 and currently have no borrowings.

IAC has 8.0 million shares remaining in its stock repurchase authorization.

Between November 2, 2019 and February 4, 2020, Match Group repurchased 80,000 common shares at an average price of $68.16. For the full year 2019, Match Group repurchased 3.1 million common shares at an average price of $70.02. Match Group has 9.9 million shares remaining in its stock repurchase authorization.

Between November 2, 2019 and February 4, 2020, ANGI Homeservices repurchased 2.3 million Class A common shares at an average price of $7.89. Between August 3, 2019 and February 4, 2020, ANGI Homeservices repurchased 7.6 million Class A common shares at an average price of $7.92. ANGI Homeservices has 7.4 million shares remaining in its stock repurchase authorization.

IAC, Match Group and ANGI Homeservices may purchase shares over an indefinite period on the open market and in privately negotiated transactions, depending on those factors management deems relevant at any particular time, including, without limitation, market conditions, share price and future outlook.

As of December 31, 2019, IAC’s economic interest in Match Group was 80.7% and IAC’s voting interest was 97.5%. IAC held 226.6 million shares of Match Group. As of January 31, 2020, IAC held 228.1 million shares which includes 1.4 million shares of Match Group common stock received by IAC in exchange for the contribution of certain real estate to Match Group.

As of December 31, 2019, IAC’s economic interest in ANGI Homeservices was 84.1% and IAC’s voting interest was 98.1%. IAC held 421.6 million shares of ANGI Homeservices.

OPERATING METRICS

(rounding differences may occur)

	Q4 2019	Q4 2018	Growth
Match Group

Revenue ($ in millions)
Direct Revenue (a)
North America (b)	$266.0	$235.3	13%
International (c)	268.9	209.8	28%
Total Direct Revenue (a)	$535.0	$445.2	20%
Indirect Revenue	12.2	12.2	0%
Total Revenue	$547.2	$457.3	20%

Average Subscribers (in thousands) (d)
North America (b)	4,637	4,254	9%
International (c)	5,172	3,980	30%
Total Average Subscribers	9,809	8,234	19%

ARPU(e)
North America (b)	$0.62	$0.59	4%
International (c)	$0.56	$0.56	-1%
Total ARPU	$0.59	$0.58	1%

ANGI Homeservices

Revenue ($ in millions)

As Reported
Marketplace (f)	$235.2	$191.1	23%
Advertising & Other (g)	69.1	70.9	-3%
Total North America	$304.4	$262.0	16%
Europe	17.2	16.9	1%
Total ANGI Homeservices revenue	$321.5	$279.0	15%

Pro Forma (h)
Marketplace (f)	$235.2	$191.5	23%
Advertising & Other (g)	69.1	62.8	10%
Total North America	$304.4	$254.3	20%
Europe	17.2	16.9	1%
Total ANGI Homeservices revenue	$321.5	$271.3	19%

Other ANGI Homeservices metrics
Marketplace Service Requests (in thousands) (i)	6,061	5,254	15%
Marketplace Paying Service Professionals (in thousands) (j)	220	214	3%
Marketplace Revenue per Paying Service Professional (k)	$1,067	$893	20%
Advertising Service Professionals (in thousands) (l)	37	36	3%
Marketplace Transactions (in thousands) (m)	3,705	3,260	14%
Marketplace Transacting Service Professionals (in thousands) (n)	186	172	9%

See notes on following page

OPERATING METRICS (continued)

	Q4 2019	Q4 2018	Growth
Vimeo
Revenue ($ in millions)
Platform (o)	$54.6	$40.2	36%
Hardware (p)	-	4.0	NM
Total Revenue	$54.6	$44.2	23%

Vimeo Ending Subscribers (in thousands) (q)	1,236	952	30%

Dotdash
Revenue ($ in millions)
Display Advertising (r)	$42.3	$32.0	32%
Performance Marketing (s)	13.3	8.2	63%
Total Revenue	$55.6	$40.2	39%

Applications
Revenue ($ in millions)
Desktop (t)	$64.5	$108.2	-40%
Mosaic Group u)	52.4	45.0	16%
Total Revenue	$116.9	$153.3	-24%

(a) Direct Revenue includes both subscription and à la carte revenue that is received directly from an end user of our products.

(b) North America consists of our businesses for users located in the United States and Canada.

(c) International consists of our businesses for users located outside of the United States and Canada.

(d) Average Subscribers is calculated by summing the number of Subscribers at the end of each day in the relevant measurement period and dividing it by the number of calendar days in that period. A Subscriber is a user who purchases a subscription to one of our products. Users who purchase only à la carte features do not qualify as Subscribers.

(e) ARPU, or Average Revenue per Subscriber, is Direct Revenue from Subscribers in the relevant measurement period (whether in the form of subscription or à la carte revenue from Subscribers) divided by the Average Subscribers in such period divided by the number of calendar days in such period. Direct Revenue from users who are not Subscribers and have purchased only à la carte features is not included in ARPU.

(f) Reflects the HomeAdvisor and Handy domestic marketplace, including consumer connection revenue for consumer matches, revenue from completed jobs sourced through the HomeAdvisor and Handy platforms and membership subscription revenue from service professionals. It excludes revenue from Angie’s List, mHelpDesk, HomeStars, Fixd Repair and Felix.

(g) Includes Angie’s List revenue (revenue from service professionals under contract for advertising and membership subscription fees from consumers) as well as revenue from mHelpDesk, HomeStars, Fixd Repair (acquired on January 25, 2019) and Felix prior to its sale on December 31, 2018.

(h) Pro Forma Revenue in Q4 2018 excludes deferred revenue write-offs of $0.5 million in connection with the Angie’s List transaction and Handy acquisition and revenue of $8.2 million from Felix, which was sold on December 31, 2018.

(i) Fully completed and submitted domestic customer service requests to HomeAdvisor and completed jobs sourced through the HomeAdvisor and Handy platforms.

(j) The number of HomeAdvisor and Handy domestic service professionals that paid for consumer matches or completed a job sourced through the HomeAdvisor and Handy platforms in the last month of the period and/or had an active HomeAdvisor membership subscription on the last day of the relevant period.

(k) Marketplace quarterly revenue divided by Marketplace Paying Service Professionals.

(l) The number of Angie’s List service professionals under contract for advertising at the end of the period.

(m) Fully completed and submitted domestic customer service requests to HomeAdvisor that were matched and paid for by a service professional and completed jobs sourced through the HomeAdvisor and Handy platforms in the period.

(n) The number of HomeAdvisor and Handy domestic service professionals that paid for consumer matches or completed a job sourced through the HomeAdvisor and Handy platforms in the quarter.

(o) Platform Revenue primarily includes subscription SaaS and other related revenue from Vimeo subscribers.

(p) Hardware Revenue included sales of live streaming accessories. Vimeo sold the hardware business in Q1 2019.

(q) The number of subscribers to Vimeo’s SaaS video tools at the end of the period (including Magisto which was acquired on May 28, 2019).

(r) Display Advertising consists primarily of revenue generated from display advertisements sold both directly through our sales team and via programmatic exchanges.

(s) Performance Marketing primarily includes affiliate commerce and performance marketing commissions generated when consumers are directed from our properties to third-party service providers. Affiliate commerce commissions are generated when a consumer completes a transaction. Performance marketing commissions are generated on a cost-per-click or cost-per-new account basis.

(t) Desktop consists of revenue generated by applications distributed through both direct-to-consumer marketing and business-to-business partnerships.

(u) Mosaic Group includes Apalon, iTranslate, TelTech and Daily Burn (with effect from Q2 2018) and is comprised primarily of revenue generated by mobile applications distributed through iOS and Android.

DILUTIVE SECURITIES

IAC has various dilutive securities. The table below details these securities as well as potential dilution at various stock prices (shares in millions; rounding differences may occur).

		Avg.
		Exercise	As of
	Shares	Price	1/31/20	Dilution at:
Share Price			$243.59	$260.00	$280.00	$300.00	$320.00

Absolute Shares as of 1/31/20	84.8		84.8	84.8	84.8	84.8	84.8

RSUs and non-publicy traded subsidiary denominated equity awards	0.5		0.1	0.1	0.1	0.1	0.1
Options	4.8	$64.77	1.1	1.1	1.1	1.2	1.2
Warrants expiring on January 1, 2023	3.4	$229.70	0.2	0.4	0.6	0.8	1.0
Warrants expiring on September 15, 2026 and April 15, 2030	3.9	$457.02	0.0	0.0	0.0	0.0	0.0
Total Dilution			1.4	1.6	1.9	2.1	2.3
% Dilution			1.6%	1.9%	2.2%	2.4%	2.6%
Total Diluted Shares Outstanding			86.2	86.4	86.6	86.9	87.0

The dilutive securities presentation is calculated using the methods and assumptions described below, which are different from those used for GAAP dilution, which is calculated based on the treasury stock method.

RSUs and non-publicly traded subsidiary denominated equity awards – These awards are settled on a net basis, with the Company paying in cash any required withholding taxes on behalf of the employees upon net settlement of the awards; therefore, the dilutive effect is presented as the net number of shares expected to be issued upon vesting or exercise assuming a withholding tax rate of 50%. In addition, the estimated income tax benefit from the tax deduction received upon the vesting or exercise of these awards is assumed to be used to repurchase IAC shares. Withholding taxes paid by the Company on behalf of the employees upon net settlement would be $58.5 million, assuming a stock price of $243.59 and a 50% withholding rate. The table above assumes no change in the fair value estimate of the non-publicly traded subsidiary denominated equity awards from the values used at December 31, 2019.

Options – The Company settles stock options on a net basis; therefore, the dilutive effect is presented as the net number of shares expected to be issued upon exercise assuming no proceeds are received by the Company and any required withholding taxes are paid in cash by the Company on behalf of the employees assuming a withholding tax rate of 50%. In addition, the estimated income tax benefit from the tax deduction received upon the exercise of these awards is assumed to be used to repurchase IAC shares. Withholding taxes paid by the Company on behalf of the employees upon net settlement would be $430.9 million ($341.6 million for vested options and $89.3 million for unvested options), assuming a stock price of $243.59 and a 50% withholding rate.

Exchangeable Senior Notes – The Company has three series of Exchangeable Senior Notes outstanding. In the event of an exchange, each series of Exchangeable Senior Notes can be settled in cash, shares or a combination of cash and shares. At the time of each Exchangeable Senior Notes issuance, the Company purchased call options with a strike price equal to the exchange price of each series of Exchangeable Senior Notes (“Note Hedge”), which can be used to offset the dilution of each series of the Exchangeable Senior Notes. No dilution is reflected in the table above for the $517.5 million 0.875% Exchangeable Senior Notes due October 1, 2022, which is the only series of Exchangeable Senior Notes that is currently exchangeable, because it is the Company’s intention to settle the Exchangeable Senior Notes with cash equal to the face amount of the notes; any shares issued would be offset by shares received upon exercise of the Note Hedge.

Warrants – At the time of the issuance of each series of Exchangeable Senior Notes, the Company also sold warrants for the number of shares with the strike prices reflected in the table above. The cash generated from the exercise of the warrants is assumed to be used to repurchase IAC shares and the net dilution is reflected in the table above.

ANGI Homeservices and Match Group Equity Awards and the Treatment of the Related Dilutive Effect

Certain ANGI Homeservices and Match Group equity awards can be settled either in IAC common shares or the common shares of these subsidiaries, at IAC’s election. For purposes of the dilution calculation above, these awards are assumed to be settled in shares of ANGI Homeservices and Match Group common stock; therefore, no dilution from these awards is included.

GAAP FINANCIAL STATEMENTS

IAC CONSOLIDATED STATEMENT OF OPERATIONS

($ in thousands except per share data)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2019	2018	2019	2018
Revenue	$1,217,680	$1,104,103	$4,757,055	$4,262,892
Operating costs and expenses:
Cost of revenue (exclusive of depreciation shown separately below)	294,575	253,722	1,127,420	911,146
Selling and marketing expense	372,780	360,146	1,629,623	1,519,440
General and administrative expense	241,940	210,629	888,950	774,079
Product development expense	91,503	79,207	345,417	309,329
Depreciation	25,247	18,373	88,399	75,360
Amortization of intangibles	27,019	48,106	92,595	108,399
Goodwill impairment	3,318	-	3,318	-
Total operating costs and expenses	1,056,382	970,183	4,175,722	3,697,753

Operating income	161,298	133,920	581,333	565,139

Interest expense	(43,082)	(27,856)	(153,563)	(109,327)
Other income, net	18,889	131,111	66,741	305,746
Earnings before income taxes	137,105	237,175	494,511	761,558
Income tax (provision) benefit	(12,833)	(19,698)	49,309	(3,811)
Net earnings	124,272	217,477	543,820	757,747
Net earnings attributable to noncontrolling interests	(23,847)	(25,725)	(112,689)	(130,786)
Net earnings attributable to IAC shareholders	$100,425	$191,752	$431,131	$626,961

Earnings per share attributable to IAC shareholders:
Basic earnings per share	$1.19	$2.29	$5.12	$7.52
Diluted earnings per share	$1.05	$2.04	$4.50	$6.59

Stock-based compensation expense by function:
Cost of revenue	$848	$545	$3,767	$2,482
Selling and marketing expense	2,483	2,264	10,298	7,943
General and administrative expense	46,456	53,767	178,298	188,510
Product development expense	11,079	9,838	48,425	39,485
Total stock-based compensation expense	$60,866	$66,414	$240,788	$238,420

IAC CONSOLIDATED BALANCE SHEET

($ in thousands)

	December 31,	December 31,
	2019	2018
ASSETS

Cash and cash equivalents	$3,139,295	$2,131,632
Marketable securities	19,993	123,665
Accounts receivable, net of allowance and reserves	298,334	279,189
Other current assets	249,367	228,253
Total current assets	3,706,989	2,762,739

Right-of-use assets, net	167,801	-
Property and equipment, net	371,353	318,800
Goodwill	2,854,462	2,726,859
Intangible assets, net	578,474	631,422
Long-term investments	353,052	235,055
Deferred income taxes	167,054	64,786
Other non-current assets	133,640	134,924
TOTAL ASSETS	$8,332,825	$6,874,585

LIABILITIES AND SHAREHOLDERS' EQUITY
LIABILITIES:
Current portion of long-term debt	$13,750	$13,750
Accounts payable, trade	94,356	74,907
Deferred revenue	397,490	360,015
Accrued expenses and other current liabilities	502,003	434,886
Total current liabilities	1,007,599	883,558

Long-term debt, net	3,121,572	2,245,548
Income taxes payable	36,489	37,584
Deferred income taxes	21,388	23,600
Other long-term liabilities	202,932	66,807

Redeemable noncontrolling interests	44,527	65,687

Commitments and contingencies

SHAREHOLDERS' EQUITY:
Common stock	263	262
Class B convertible common stock	16	16
Additional paid-in capital	11,683,799	12,022,387
Retained earnings	1,689,925	1,258,794
Accumulated other comprehensive loss	(136,349)	(128,722)
Treasury stock	(10,309,612)	(10,309,612)
Total IAC shareholders' equity	2,928,042	2,843,125
Noncontrolling interests	970,276	708,676
Total shareholders' equity	3,898,318	3,551,801
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$8,332,825	$6,874,585

Effective January 1, 2019, the Company adopted ASU 2016-02, Leases (Topic 842). The adoption resulted in the recognition of right-of-use assets and related lease liabilities. At December 31, 2019, the Company has $167.8 million of right-of-use assets and $223.9 million of lease liabilities ($33.1 million included in Accrued expenses and other current liabilities and $190.8 million in Other long-term liabilities). There was no impact on the Company’s consolidated statement of operations and cash flows.

IAC CONSOLIDATED STATEMENT OF CASH FLOWS

($ in thousands)

	Twelve Months Ended December 31,
	2019	2018
Cash flows from operating activities:
Net earnings	$543,820	$757,747
Adjustments to reconcile net earnings to net cash provided by operating activities:
Stock-based compensation expense	240,788	238,420
Amortization of intangibles	92,595	108,399
Depreciation	88,399	75,360
Bad debt expense	65,803	48,445
Goodwill impairment	3,318	-
Deferred income taxes	(80,101)	(34,679)
Gains on equity securities, net	(37,581)	(152,044)
Losses (gains) from the sale of businesses, net	8,239	(119,955)
Other adjustments, net	45,546	15,763
Changes in assets and liabilities, net of effects of acquisitions and dispositions:
Accounts receivable	(91,435)	(34,828)
Other assets	(17,661)	(44,557)
Accounts payable and other liabilities	41,882	53,555
Income taxes payable and receivable	(3,287)	27,034
Deferred revenue	37,614	49,468
Net cash provided by operating activities	937,939	988,128
Cash flows from investing activities:
Acquisitions, net of cash acquired	(205,726)	(64,496)
Capital expenditures	(136,652)	(85,634)
Proceeds from maturities of marketable debt securities	163,500	333,600
Purchases of marketable debt securities	(59,639)	(449,676)
Net proceeds from the sale of businesses and investments	165,124	136,719
Purchases of investments	(253,663)	(52,980)
Other, net	(2,473)	9,027
Net cash used in investing activities	(329,529)	(173,440)
Cash flows from financing activities:
Proceeds from issuance of IAC debt	1,150,000	-
Repurchases of IAC debt	(35,035)	(363)
Purchase of exchangeable note hedges	(303,428)	-
Proceeds from issuance of warrants	166,520	-
Proceeds from issuance of Match Group debt	350,000	260,000
Borrowings under Match Group Credit Facility	40,000	-
Principal payments on Match Group Credit Facility	(300,000)	-
Principal payments on ANGI Homeservices Term Loan	(13,750)	(13,750)
Debt issuance costs	(27,815)	(5,449)
Purchase of IAC treasury stock	-	(82,891)
Purchase of Match Group and ANGI Homeservices treasury stock	(273,258)	(133,455)
Proceeds from the exercise of IAC stock options	10,682	41,700
Proceeds from the exercise of Match Group and ANGI Homeservices stock options	573	4,705
Withholding taxes paid on behalf of IAC employees on net settled stock-based awards	(93,145)	(18,982)
Withholding taxes paid on behalf of Match Group and ANGI Homeservices employees on net settled stock-based awards	(238,461)	(237,564)
Dividends paid to Match Group noncontrolling interests	-	(105,126)
Distribution to and purchase of noncontrolling interests	(29,184)	(22,498)
Other, net	(3,868)	875
Net cash provided by (used in) financing activities	399,831	(312,798)
Total cash provided	1,008,241	501,890
Effect of exchange rate changes on cash and cash equivalents and restricted cash	(1,568)	(1,887)
Net increase in cash and cash equivalents and restricted cash	1,006,673	500,003
Cash and cash equivalents and restricted cash at beginning of period	2,133,685	1,633,682
Cash and cash equivalents and restricted cash at end of period	$3,140,358	$2,133,685

RECONCILIATIONS OF GAAP TO NON-GAAP MEASURES

($ in millions; rounding differences may occur)

ANGI HOMESERVICES REVENUE TO PRO FORMA REVENUE RECONCILIATION

	Three Months Ended December 31,
	2019	2018	% Growth
Revenue	$321.5	$279.0	15%
Add back: Handy and Angie's List deferred revenue write-offs	-	0.5
Less: Felix revenue (sold on December 31, 2018)	-	(8.2)
Pro Forma Revenue	321.5	271.3	19%

IAC RECONCILIATION OF OPERATING INCOME (LOSS) TO ADJUSTED EBITDA

	For the three months ended December 31, 2019
	Operating income (loss)	Stock-based compensation expense	Depreciation	Amortization of intangibles	Acquisition-related contingent consideration fair value adjustments	Goodwill impairment	Adjusted EBITDA
Match Group	$180.2	$18.9	$8.3	$7.3	$-	$-	$214.7
ANGI Homeservices	6.2	22.7	12.9	13.1	-	-	54.8
Vimeo	(11.4)	-	0.1	3.1	-	-	(8.1)
Dotdash	15.3	-	0.3	1.5	-	-	17.1
Applications	28.1	-	0.3	1.4	(6.7)	-	23.1
Emerging & Other	(6.9)	-	0.2	0.7	-	3.3	(2.6)
Corporate	(50.2)	19.3	3.0	-	-	-	(27.9)
Total	$161.3	$60.9	$25.2	$27.0	$(6.7)	$3.3	$271.0

	For the three months ended December 31, 2018
	Operating income (loss)	Stock-based compensation expense	Depreciation	Amortization of intangibles	Acquisition-related contingent consideration fair value adjustments	Adjusted EBITDA
Match Group	$151.0	$16.2	$7.9	$0.4	$0.1	$175.6
ANGI Homeservices	17.9	27.6	6.1	14.5	-	66.2
Vimeo	(10.1)	-	0.3	1.4	-	(8.4)
Dotdash	11.8	-	0.2	0.4	-	12.5
Applications	3.3	-	0.5	29.8	1.1	34.7
Emerging & Other	6.5	(0.8)	0.3	1.5	-	7.4
Corporate	(46.5)	23.4	3.1	-	-	(20.0)
Total	$133.9	$66.4	$18.4	$48.1	$1.2	$268.0

IAC RECONCILIATION OF OPERATING INCOME (LOSS) TO ADJUSTED EBITDA (continued)

	For the twelve months ended December 31, 2019
	Operating income (loss)	Stock-based compensation expense	Depreciation	Amortization of intangibles	Acquisition-related contingent consideration fair value adjustments	Goodwill impairment	Adjusted EBITDA
Match Group	$648.5	$89.7	$32.4	$8.7	$-	$-	$779.4
ANGI Homeservices	38.6	68.3	39.9	55.5	-	-	202.3
Vimeo	(51.9)	-	0.5	9.7	-	-	(41.8)
Dotdash	29.0	-	1.0	9.6	-	-	39.6
Applications	113.6	-	1.4	8.3	(19.7)	-	103.6
Emerging & Other	(13.0)	-	1.1	0.9	-	3.3	(7.8)
Corporate	(183.5)	82.8	12.1	-	-	-	(88.6)
Total	$581.3	$240.8	$88.4	$92.6	$(19.7)	$3.3	$986.7

	For the twelve months ended December 31, 2018
	Operating income (loss)	Stock-based compensation expense	Depreciation	Amortization of intangibles	Acquisition-related contingent consideration fair value adjustments	Adjusted EBITDA
Match Group	$553.3	$66.0	$33.0	$1.3	$0.3	$653.9
ANGI Homeservices	63.9	97.1	24.3	62.2	-	247.5
Vimeo	(35.6)	-	1.2	6.3	-	(28.0)
Dotdash	18.8	-	1.0	1.6	-	21.4
Applications	94.8	-	2.6	33.3	1.1	131.8
Emerging & Other	30.0	0.9	1.7	3.6	-	36.2
Corporate	(160.0)	74.4	11.6	-	-	(74.0)
Total	$565.1	$238.4	$75.4	$108.4	$1.5	$988.8

IAC PRINCIPLES OF FINANCIAL REPORTING

IAC reports ANGI Homeservices Pro Forma Revenue, Adjusted EBITDA and Free Cash Flow, all of which are supplemental measures to U.S. generally accepted accounting principles (“GAAP”). Adjusted EBITDA and Free Cash Flow are among the primary metrics by which we evaluate the performance of our businesses, on which our internal budgets are based and by which management is compensated. ANGI Homeservices Europe Revenue Excluding Foreign Exchange Effects provides a comparable framework for assessing how ANGI Homeservices European businesses performed without the effect of exchange rate differences when compared to prior years. We believe that investors should have access to, and we are obligated to provide, the same set of tools that we use in analyzing our results. These non-GAAP measures should be considered in addition to results prepared in accordance with GAAP, however, should not be considered a substitute for or superior to GAAP results. IAC endeavors to compensate for the limitations of the non-GAAP measures presented by providing the comparable GAAP measures with equal or greater prominence and descriptions of the reconciling items, including quantifying such items, to derive the non-GAAP measures. We encourage investors to examine the reconciling adjustments between the GAAP and non-GAAP measures, which are included in this release. Interim results are not necessarily indicative of the results that may be expected for a full year.

Definitions of Non-GAAP Measures

ANGI Homeservices Pro Forma Revenue is defined as revenue excluding (i) in any prior period, revenue from any businesses sold or disposed of, and for which no revenue is reflected in the current period and (ii) any write-offs of deferred revenue as a result of purchase accounting adjustments. The percentage change in ANGI Homeservices Pro Forma Revenue is calculated by subtracting ANGI Homeservices Pro Forma Revenue for the applicable period in the year ended December 31, 2018 from the Pro Forma Revenue as reported or forecasted revenue in the applicable period in the year ending December 31, 2019 and dividing the resulting difference by the ANGI Homeservices Pro Forma Revenue in the applicable period in the year ended December 31, 2018. We believe the presentation of ANGI Homeservices Pro Forma Revenue and the percentage change in revenue on a pro forma basis, in addition to revenue on a GAAP basis, helps improve the ability to understand ANGI Homeservices’ revenue performance because it presents revenue on a comparable basis by excluding the revenue from any businesses sold or disposed of, and for which no revenue is reflected in the current period and any write-offs of deferred revenue as a result of purchase accounting adjustments.

Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization (Adjusted EBITDA) is defined as operating income excluding: (1) stock-based compensation expense; (2) depreciation; and (3) acquisition-related items consisting of (i) amortization of intangible assets and impairments of goodwill and intangible assets, if applicable, and (ii) gains and losses recognized on changes in the fair value of contingent consideration arrangements. We believe this measure is useful for analysts and investors as this measure allows a more meaningful comparison between our performance and that of our competitors. The above items are excluded from our Adjusted EBITDA measure because these items are non-cash in nature. Adjusted EBITDA has certain limitations because it excludes the impact of certain expenses.

Free Cash Flow is defined as net cash provided by operating activities, less capital expenditures. We believe Free Cash Flow is useful to investors because it represents the cash that our operating businesses generate, before taking into account non-operational cash movements. Free Cash Flow has certain limitations in that it does not represent the total increase or decrease in the cash balance for the period, nor does it represent the residual cash flow for discretionary expenditures. For example, it does not take into account stock repurchases. Therefore, we think it is important to evaluate Free Cash Flow along with our consolidated statement of cash flows.

IAC PRINCIPLES OF FINANCIAL REPORTING (continued)

Non-Cash Expenses That Are Excluded From Adjusted EBITDA

Stock-based compensation expense consists principally of expense associated with the grants, including unvested grants assumed in acquisitions (including the combination of HomeAdvisor and Angie’s List) of stock options, RSUs, performance-based RSUs and market-based awards. These expenses are not paid in cash and we view the economic cost of stock-based awards to be the dilution to our share base; we also include the related shares in our fully diluted shares outstanding for GAAP earnings per share using the treasury stock method. Performance-based RSUs and market-based awards are included only to the extent the applicable performance or market condition(s) have been met (assuming the end of the reporting period is the end of the contingency period). To the extent that stock-based awards are settled on a net basis, the Company remits the required tax-withholding amounts from its current funds.

Please see page 9 for a summary of our dilutive securities, including stock-based awards as of January 31, 2020 and a description of the calculation methodology.

Depreciation is a non-cash expense relating to our property and equipment and is computed using the straight-line method to allocate the cost of depreciable assets to operations over their estimated useful lives, or, in the case of leasehold improvements, the lease term, if shorter.

Amortization of intangible assets and impairments of goodwill and intangible assets are non-cash expenses related primarily to acquisitions (including the combination of HomeAdvisor and Angie’s List). At the time of an acquisition, the identifiable definite-lived intangible assets of the acquired company, such as technology, service professional relationships, customer lists and user base, memberships, trade names and content, are valued and amortized over their estimated lives. Value is also assigned to acquired indefinite-lived intangible assets, which comprise trade names and trademarks, and goodwill that are not subject to amortization. An impairment is recorded when the carrying value of an intangible asset or goodwill exceeds its fair value. We believe that intangible assets represent costs incurred by the acquired company to build value prior to acquisition and the related amortization and impairment charges of intangible assets or goodwill, if applicable, are not ongoing costs of doing business.

Gains and losses recognized on changes in the fair value of contingent consideration arrangements are accounting adjustments to report contingent consideration liabilities at fair value. These adjustments can be highly variable and are excluded from our assessment of performance because they are considered non-operational in nature and, therefore, are not indicative of current or future performance or the ongoing cost of doing business.

OTHER INFORMATION

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995

This press release and the ANGI Homeservices conference call, which will be held at 8:30 a.m. Eastern Time on Thursday, February 6, 2020 (with IAC executives participating to answer questions regarding IAC), may contain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. The use of words such as "anticipates," "estimates," "expects," "plans" and "believes," among others, generally identify forward-looking statements. These forward-looking statements include, among others, statements relating to: IAC’s future financial performance, business prospects and strategy, anticipated trends and prospects in the industries in which IAC’s businesses operate and other similar matters. Actual results could differ materially from those contained in these forward-looking statements for a variety of reasons, including, among others: the risks inherent in separating Match Group from IAC (including uncertainties related to, among other things, the costs and expected benefits of the proposed transaction, the expected timing of the transaction or whether it will be completed, the factors that may impact the calculation of the exchange ratio which will determine the number of new shares of the post-transaction Match Group to be received by IAC shareholders, the expected tax treatment of the transaction, any litigation arising out of or relating to the transaction, and the impact of the transaction on the businesses of IAC and Match Group), any change in our intention with respect to our investment in ANGI Homeservices, our continued ability to successfully market, distribute and monetize our products and services through search engines, social media platforms and digital app stores, the failure or delay of the markets and industries in which our businesses operate to migrate online, our ability to build, maintain and/or enhance our various brands, our ability to develop and monetize versions of our products and services for mobile and other digital devices, adverse economic events or trends, either generally and/or in any of the markets in which our businesses operate, our continued ability to communicate with users and consumers via e-mail (or other sufficient means), our ability to successfully offset increasing digital app store fees, our ability to establish and maintain relationships with quality service professionals, changes in our relationship with (or policies implemented by) Google, foreign exchange currency rate fluctuations, our ability to protect our systems from cyberattacks and to protect personal and confidential user information, the occurrence of data security breaches, fraud and/or additional regulation involving or impacting credit card payments, the integrity, quality, scalability and redundancy of our systems, technology and infrastructure (and those of third parties with whom we do business), changes in key personnel, our ability to service our outstanding indebtedness and interest rate risk, dilution with respect to our investments in Match Group and ANGI Homeservices, operational and financial risks relating to acquisitions and our continued ability to identify suitable acquisition candidates, our ability to expand successfully into international markets, regulatory changes and our ability to adequately protect our intellectual property rights and not infringe the intellectual property rights of third parties. Certain of these and other risks and uncertainties are discussed in IAC’s filings with the Securities and Exchange Commission. Other unknown or unpredictable factors that could also adversely affect IAC's business, financial condition and results of operations may arise from time to time. In light of these risks and uncertainties, these forward-looking statements may not prove to be accurate. Accordingly, you should not place undue reliance on these forward-looking statements, which only reflect the views of IAC’s management as of the date of this press release. IAC does not undertake to update these forward-looking statements.

About IAC

IAC (NASDAQ: IAC) builds companies. We are guided by curiosity, a questioning of the status quo, and a desire to invent or acquire new products and brands. From the single seed that started as IAC over two decades ago have emerged 10 public companies and generations of exceptional leaders. We will always evolve, but our basic principles of financially-disciplined opportunism will never change. IAC today operates Vimeo and Dotdash, among many others, and also has majority ownership of both Match Group, which includes Tinder, Match, PlentyOfFish, OkCupid and Hinge, and ANGI Homeservices, which includes HomeAdvisor, Angie’s List and Handy. The Company is headquartered in New York City and has business operations and satellite offices worldwide.

Contact Us

IAC/ANGI Homeservices Investor Relations

Mark Schneider

(212) 314-7400

IAC Corporate Communications

Valerie Combs

(212) 314-7361

IAC

555 West 18th Street, New York, NY 10011 (212) 314-7300 http://iac.com

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